Exhibit 99.1
FOR IMMEDIATE RELEASE
NOCOPI TECHNOLOGIES, INC. EXPANDS SERVICES. ANNOUNCES THE FORMATION OF NEW LOSS PREVENTION DIVISION OFFERING NEW PROGRAMS DIRECTLY TO RETAILERS TO PROTECT PRODUCTS, DOCUMENTS, AND INFORMATION.
West Conshohocken, Pa., March 11, 2009. PR Newswire.
Today Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), announced the formation of the Company’s new Loss Prevention Division which will focus on working to prevent and fight receipt and document fraud.
In making this announcement Dr. Feinstein said: “We are pleased to announce the expansion of Nocopi’s security ink technologies to protect products, documents and information. Our new Loss Prevention Division will focus on selling our security technology and products directly to Loss Prevention Departments within all major retailers.”
Nocopi’s new Loss Prevention Division will be headed by a leading innovator in the industry, Richard J. Selah, who will serve as Director of the Division. He will be aided by Peter A. Morello, the Division’s National Sales Manager. Together, they bring 20 years of experience in developing cost-effective products and programs specifically targeted at refund fraud, counterfeiting, and diversion scams.
Mr. Selah noted: “Nocopi will be offering its security know-how and products directly to retail and other markets. We have been involved in manufacturing and selling security inks and anti-counterfeiting products for more than two decades. Security products utilizing the Company’s patented technologies are among the market leaders in securing receipts, tickets, high value items, and documents. Our company is small, but its size is our advantage. We can react quickly to clients’ loss prevention needs and unique specifications. They just tell us what they need, and we will work harder and faster than others to create a viable solution.”
Dr. Feinstein further observed: “We will be publishing a newsletter periodically during the year called the NOCOPI BULLETIN to help Loss Prevention professionals keep informed about the latest scams in the marketplace and to update them on all the latest products and services to combat would-be fraudsters that we offer. The first issue, which will appear on our website (www.nocopi.com), will also be sent to existing and potential customers. In addition, we have developed a revolutionary security system, Multi-Mark Security Ink that can by used on virtually all paper-based documents of value. What makes this product so unique is its ability to work with the ubiquitous counterfeit currency detection pen. Our patent pending Multi-Mark Ink can be applied to receipt rolls, price tags, coupons, event tickets, slot tickets or just about any other paper or film-based item that needs authentication. Authenticating a document is easy—just swipe the currency counterfeit detection pen over the document containing the ink to determine authenticity.”
More information about Multi-Mark Security Ink, Nocopi’s exciting new counterfeit detection venture, will appear on the Company’s website and in the first issue of its Newsletter, the NOCOPI BULLETIN.
Nocopi Technologies, Inc. also develops and markets specialty reactive ink technologies that have applications in the large Educational and Toy market, such as children’s activity games and coloring books that can be enjoyed without crayons. This technology, named Rub-it & Color, consists of special patented inks that produce a large variety of colors when activated through rubbing with fingers or a firm object. The Company’s Rub-it & Color technology is licensed to two well-known and proven children’s book and activity kit publishers, and, since January 1, 2007, can be found in retail stores nationwide under the name Rub-n-Color. Nocopi actively pursues new ink technologies through its ongoing Research & Development efforts seeking to find additional products that provide fun to children of all ages and to serve the needs of the security market.
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc. (610) 834-9600